Northeast

Utilities System

107 Selden Street, Berlin, CT 06037

Northeast Utilities Service Company

P.O. Box 270

Hartford, CT 06141-0270

(860)

665-5000

Jean M. LaVecchia

Vice President – Human Resources and Environmental Services

(860) 665-3650

Exhibit 10.1

September 27, 2004

Mr. Larry E. De Simone, Ph. D.

3610 W. Chew Street

Allentown, PA 18104

Dear Larry,

We appreciate the time you spent discussing employment opportunities with Northeast Utilities and are delighted to have you join the NU team.

This letter confirms our offer and your acceptance for the position of President – NU Enterprises, Inc., reporting to Chuck Shivery.  Your starting salary in this position will be $475,000 per year.

The Company understands that you have, and through February 1, 2005 will continue to have, a continuing nominal employment relationship with PPL Services Corporation (“PPL”), and that you have or may have certain obligations under a separation agreement with PPL; however, the Company also understands that neither your continued nominal employment nor your separation agreement will require you to perform any services for, or on behalf or in the interests of, PPL, and that your employment by the Company will not in any way interfere with any obligations you have or may have to PPL by virtue of your nominal employment by, and separation agreement with, PPL.  By accepting this position with the Company, you agree to carry out your new duties and responsibilities on behalf of the Company and to devote substantially all of your business time, attention and energy thereto.  You will not be prevented from making minority investments in other businesses or enterprises, including PPL, provided that you agree not to become engaged in any other business activity, including with PPL, which, in the reasonable judgment of the Company, is likely to interfere with your ability to discharge your duties and responsibilities to the Company.

In making this offer, the Company has not and will not request or require you to divulge any confidential or propriety information of PPL, disparage PPL, or solicit the employment of any current PPL employees, and you have similarly agreed that you will not do so.

Here are the employment terms we have discussed:

ANNUAL BONUS PROGRAM:  65% of base pay at target; for 2004 the minimum award will be at target, prorated for time in the position during 2004.

LONG-TERM INCENTIVE PROGRAM:  150% of base pay at target; the first grant will be made in the first quarter of 2005.

PENSION:  Senior Officers “SERP Target Benefit” (available after age 60 and five years of service).

CHANGE OF CONTROL / TERMINATION:

*

Upon termination following a Change of Control of Northeast Utilities, payment of 3 years’ base salary plus annual incentive at target, 3 years of benefits, and SERP benefit calculated with additional 3 years of age and service (even if less than age 60 or five years of actual service).

*

Upon involuntary termination for reasons other than Cause and unrelated to a Change of Control of Northeast Utilities, payment of 2 years’ base salary plus annual incentive at target, 2 years of benefits, and SERP benefit calculated with additional 2 years of age and service (even if less than age 60 or five years of actual service).

*

If your responsibilities are significantly reduced as the result of the sale or other disposition of NUEI and unrelated to a Change of Control of Northeast Utilities, and you choose to terminate employment, you would receive the Involuntary Termination benefits as described above.

VACATION:   You will be eligible for one week of vacation in 2004 and five weeks of vacation per year thereafter.

TRANSITION EXPENSES:   We will provide you a lump sum payment as soon as practicable after your date of hire, grossed-up for taxes, to cover expected costs of commissions related to sale of your current home, packing and moving from your current home to Connecticut, temporary living and storage of household goods, and travel between your current home and Connecticut if applicable.

TAX PREPARATION / FINANCIAL PLANNING:  You will be eligible for the Senior Officers’ financial planning and tax preparation benefit: reimbursement of up to $1,500 each year for professional tax return preparation and an additional $4,000 every two years for financial planning services through professionals of your choice.

OTHER:  You will be eligible to participate in the Flexible Benefits Program on your first day of employment.  Medical/Dental coverage, life insurance, accidental death and dismemberment insurance, long-term disability insurance, expense reimbursement accounts, and qualified retirement programs including a 401(k) program, pension plan, retiree life insurance and retiree health are a few of the benefits currently offered.  You will also be eligible to participate in the Deferred Compensation Program for Officers, the Employee Share Purchase Program (after one year), and the supplemental officer physical examination program.

Our offer to you is contingent upon successful completion of (1) a background investigation, and (2) a physical examination, including a drug screening.  The offer is also contingent upon approval of your employment agreement by the NU Board of Trustees and our confirmation of PPL’s lack of objection to your employment by NU prior to February 1, 2005.  Also, on your first day of work, you must furnish proof of eligibility to work in the United States (a list of documents acceptable for this purpose is enclosed).

We also want to advise you that Federal and State Regulatory Codes of Conduct are in effect that govern employee transfers and other interactions between NU’s regulated and unregulated functions.  Thus, if you accept this offer you may be restricted from transferring to certain NU subsidiaries for a period of time.  Please find enclosed an Understanding which attests that you have read, are aware of, and understand the restrictions set forth in the Regulatory Code of Conduct.  Please sign the memorandum and return it to me along with the other forms.

This letter should not be interpreted as a guarantee of employment for any specific duration.  Your employment with the Company will be employment at will, which means that you have the right to terminate your employment at any time and for any reason, and the Company may do the same.

Your start date will be scheduled as soon as possible once we receive confirmation from PPL of your employment status and finalize your employment agreement.  Please sign and date a copy of this letter, complete the enclosed paperwork, and return all documents to me in the enclosed envelope.  If you have any questions regarding this offer, please feel free to contact me at (860) 665-3650 or Keith Coakley at (860) 665-3519.

Very truly yours,

/s/  Jean M. LaVecchia

      Jean M. LaVecchia

      Vice President - Human Resources & Environmental Services

Enclosures

cc:  C. Shivery

Accepted by:

/s/ Larry E. De Simone____________

_____________________

     Larry E. De Simone

Date

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